Exhibit 99.1

QuantumScape to Transfer Stock Exchange Listing to Nasdaq

Ticker symbol will remain “QS”

SAN JOSE, Calif. — December 10, 2025 — QuantumScape Corporation (NYSE: QS), a global leader in next-generation solid-state lithium-metal battery technology, today announced that it will voluntarily transfer the listing of its Class A Common Stock to The Nasdaq Stock Market LLC (“Nasdaq”) from the New York Stock Exchange, effective after the close on December 22, 2025. The company expects to begin trading as a Nasdaq-listed company on December 23, 2025.

The company will continue to trade under its current ticker symbol “QS”. The transfer will include all of QS’s publicly traded securities. The company has met all listing requirements for Nasdaq and expects a smooth transition with no disruption to trading activities.

“We’re proud to join Nasdaq’s community alongside some of the most innovative companies in the world,” said Kevin Hettrich, Chief Financial Officer of QS. “We look forward to this exciting opportunity to partner with Nasdaq to better serve our shareholders.”

“QuantumScape is a trailblazer in the electric mobility space, and we’re thrilled to welcome them into the Nasdaq family,” said J.R. Mastroianni, Head of Exchange Transfers, Listings Services at Nasdaq.

###

About QuantumScape Corporation

QuantumScape is on a mission to revolutionize energy storage to enable a sustainable future. The company’s next-generation solid-state lithium-metal battery technology is designed to enable greater energy density, faster charging and enhanced safety to support the transition away from legacy energy sources toward a lower carbon future. For more information, visit www.quantumscape.com.

Forward-Looking Statements

Certain information in this press release may be considered “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding QuantumScape’s anticipated transfer of its Class A Common Stock listing to Nasdaq, the expected timing of such transfer, and the anticipated benefits of the transition. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements, including due to the building out of processes to scale solid-state battery production, the achievement of the speed, quality, consistency, reliability, safety, cost and throughput required for developing products for commercialization, changes in economic and financial conditions, and other factors, including those discussed in the section titled “Risk Factors” in our Annual Report and Quarterly Reports and other documents filed with the Securities and Exchange Commission from time to time. Except as otherwise required by applicable law, the company disclaims any duty to update any forward-looking statements.